CTG

 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

CTG

March 9, 2006

11:00 a.m. EST

Moderator

Ladies and gentlemen, thank you for standing by.  Welcome to the CTG Fourth Quarter Earnings conference call.  At this time, all participants are in a listen-only mode.  Later, we will open up the lines for questions and answers.  As a reminder, today’s conference will be recorded.  At this time, I’d like to turn the conference over to your host, Mr. James Boldt.  Please go ahead.

J. Boldt

Good morning, everyone.  This is Jim Boldt.  I want to thank you for joining us this morning for our Fourth Quarter 2005 Earnings conference call.  Joining me is our interim CFO, Brenda Harrington.

As to the format of the call this morning, I’m going to begin with a review of our financial results, then talk about the trends that we saw in the fourth quarter, as well as what we anticipate in the first quarter and the remainder

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

of 2006.  Then we’ll open the call for questions.

Before we begin, I want to mention that statements made in the course of this conference call that states the company’s or management’s intentions, hopes, beliefs, expectations and predictions in the future are forward-looking statements.  It’s important note that the company’s actual results could differ materially from those projected.  Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our press releases and from time-to-time, in the company’s Securities and Exchange Commission filings.

For the fourth quarter of 2005, CTG’s revenues from continuing operations were $78.1 million and income was $676,000 and net income per diluted share was $0.04.  Revenues increased 33% in the quarter, while net income was below last year, due to the favorable tax benefits recorded in the fourth quarter of 2004.

Operating income as a percentage of revenue was 1.7% in the fourth quarter of 2005, versus three-tenths of one-percent in the fourth quarter of last year.  Our direct profit percentage was 23.1% in the fourth quarter of

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March 9, 2006/11:00 a.m. EST

2005 compared with 27.9% last year.  Although SG&A increased by $392,000 in the fourth quarter versus the same quarter of last year, SG&A as a percentage of revenue was 21.3% in the 2005 period versus the 27.6% recorded in the fourth quarter of last year.  The single largest reason for the changes in the direct profit and SG&A percentages was the shift in our sales mix to a higher concentration of staffing.

Revenues from IBM were $29 million in the fourth quarter of 2005 as compared to $12.8 million in the fourth quarter of 2004.  Quarterly revenues from our European operations were $12.3 million in the 2005 quarter, an increase of 2% from the $12.1 million recorded in last year’s fourth quarter.

On the balance sheet, our days sales outstanding increased to 85 days from 72 days in the fourth quarter of 2004, but are down from the 88 days recorded in the first quarter of 2005.

Our cash used by operations was approximately $6.4 million in the quarter.  In the quarter, we had $720,000 in capital expenditures and recorded depreciation expense of $637,000.

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

Total employment at the end of the fourth quarter was 3,600, of which approximately 87% were billable employees.

As previously announced on May 12, 2005, the board of directors authorized the repurchase of an additional one million shares of company stock during the quarter.  While adhering to the SEC imposed volume limitations, we repurchased 194,800 shares of CTG common stock.  We expect to continue our repurchase program in the first quarter of 2006.

We’re pleased with our fourth quarter performance, as we achieved a 33% in our revenues when compared to the fourth quarter of 2004.  All in all, the quarter came in pretty much as we expected.  It caused our revenues and earnings per share to be at the midpoint of our guidance.

One favorable unexpected event that happened in the quarter was the addition of 100 people to our head count. We normally don’t see any head count growth in a fourth quarter of a year, as additional placements on the staffing side of the business are typically limited, due to the holidays.  This brings our year-to-date head count increase to 1,100 employees, 44% higher than a year ago.

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

As to the individual business units, our strategic staffing business clearly had a good fourth quarter.  The transition cost associated with the significant new staffing business we had had in the first quarter of 2005 ended in the fourth quarter of the year.  Overall, demand for staffing continues to increase, and we’re in the process of adding additional recruiters to deal with the increasing number of requirements.

As to our solutions business, while it’s not back to what we would consider a normal market, we continue to see an increase in demand, particularly in some of the higher growth solutions that we’re focused on.  In the healthcare area, for example, in the fourth quarter of 2005, we saw greater demand for assistance with software implementation projects, as well as transitional outsourcing from clients installing new software.

Our testing offering has been very well received in our life sciences, financial services and general industry markets.  We’re working with several very large clients to establish centralized testing centers, which we expect will ramp up as 2006 progresses.

In the fourth quarter of 2005 as well as the first quarter of 2006, we’ve seen a nice increase in demand for our information security services,

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particularly in our IT audit and VISA customer identification security program offering.

Our European revenues increased by 2% in the fourth quarter of 2005 versus the fourth quarter of last year.  If there had been no change in exchange rates, the revenue increase would have been 11%.  Once again, our testing offering did very in Europe in the fourth quarter.

As mentioned on previous calls, the delay in the national health care system project in the U.K. limited Europe’s revenue growth in 2005.  While our staffing on the project did begin in the first quarter of 2006, the ramp-up was a little slower than we had originally expected.  We do expect by the end of the first quarter of 2006 with the NHS business, we’ll reach an annual run rate of $5 million and anticipate that the business will continue to grow as the year progresses.  While this business will add to our revenues in the first half of 2006, due to the recruiting and training expenses associated with ramping up the business, we’re not expecting to see much profitability from the project until the second half of the year.

As to the first quarter of 2006, we are forecasting revenues in the range of $81 million to $83 million, an increase of 18% to 21% over the first

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March 9, 2006/11:00 a.m. EST

quarter of 2005.  We believe that earnings will be in the $0.03 to $0.05 per share range in the first quarter of 2006.

As we disclosed in our earnings release, we’re going to avail ourselves of a cash discount payment option with a significant customer in the first quarter of 2006.  While the ongoing cost of the program will not be significantly different from our bank financing, due to the accounting rules, there is a doubling-up of costs in the first quarter of the year as we make the transition.  The cost of the transition has been included in our first quarter guidance.  As mentioned in our earnings release, this alternative method of financing will enhance our ability to repurchase additional shares of our stock and finance our growth going forward.

While we’ve not provided any annual guidance in several years, with the strength of our staffing business and a glimmer of a recovery in the solutions side of the business, we feel a little bit more comfortable in providing guidance for the upcoming year.  We expect revenues in 2006 to be in the range of $333 million to $343 million, 13% to 16% above 2005.

Before an anticipated $0.03 non-cash charge for equity compensation, we expect 2006 cash earnings per share to be in the range of $0.18 to $0.24.  After the non-cash charge, we expect 2006 diluted net income per share in

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

the range of $0.15 to $0.21.

As we mentioned in the past, one of CTG’s long-term goals is to grow faster than the IT services industry.  With a double-digit revenue growth in 2005 and another double-digit revenue growth here anticipated in 2006, we’re well on our way to achieving that goal.

With that, I’d like to open the call for questions if there are any.  Operator, would you please manage our question and answer period?

Moderator

All right.  Ladies and gentlemen, at this time, we will now conduct a question and answer session.  One moment, please, for the first question of the session.  Our first question today is from Rick Dauteuil from Columbia Management.

R. Dauteuil

I have a number of questions.  You didn’t reference the New York Stock Exchange.  What’s the status of that?

J. Boldt

We filed a plan with the New York Stock Exchange in September or October of last year on how we were going to get back in compliance with their continuing listing requirements.  We’ve been tracking actually

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

slightly above the plan.  So we expect that within the next year, we’ll be back in compliance.

R. Dauteuil

Can you talk about the new terms of the cash discount terms on the significant customer?

J. Boldt

Sure.  We had this option, actually, for a number of years.  We can be paid early by a customer and take a cash discount, so it would reduce our revenues, actually.  We in the past elected not to do it.  We had a lot of flexibility in our bank financing.  As our business grows and the debt amount grows, it will begin to potentially trigger some of our debt governance.  The higher amount of our debt, for instance, the less capability that we’d have to repurchase our own shares.  So we decided rather than face that, that we would elect a cash discount option from the customer.  The ongoing cost of that, actually, isn’t any different.  It may, in the long-term, be a little less, actually, even than our bank financing.  It does do a couple of things.

The very first quarter that you switch over to it, you double up in cost.  If you think about it, if we decided to do this on March 31st, for instance, the last day of the quarter, you’d have all of your bank interest expense during

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

the quarter.  Because you’re receiving revenues for that quarter that will be discounted, you also have to record the discount.  So, effectively, in addition to our bank interest this quarter, we’re going to have about a $400,000 reduction in receivables.  So it basically doubles the cost over just in the very first quarter that you do it.

If we didn’t have this change that we’re making, we actually would have higher earnings per share.  Four hundred thousands is about one-cent per share.  So we would have given out guidance of between $0.04 and $0.06.  After the first quarter is over, it really doesn’t affect our earnings, though it does effectively move interest expense up as a reduction of revenue.

J. Dauteuil

Just so I understand, I don’t know.  Can you disclose what your receivables were to the significant customer at year-end?

J. Boldt

I believe that cash flow, let’s say, that it was all effective in the first quarter.  It won’t quite be, but most of it will be.  But it’s about $20 million that it’ll reduce our debt.  I’m expecting at the end of the first quarter, that our debt will be $5 million, maybe, or a little less.

J. Dauteuil

Could you just address a debt issue while you’re on that topic?  Were you

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

on a payroll week, or off payroll week at year-end?

J. Boldt

The payroll was paid on the last day of the year.

J. Dauteuil

Okay, and remind me of how much that swing factor is.

J. Boldt

It’s gone up, actually.  We used to tell people it’s about $5 million.  It’s more like $7 million to $8 million a pay period now.

J. Dauteuil

Okay.  So as you look at this cash discount option, let’s say, you do $29 million in business with this customer in Q1.  You’re not just talking about those receivables going forward.  You’re also talking about what the outstanding balance of receivables were to this customer.

J. Boldt

Yes.

J. Dauteuil

Is that why we have a double hit?

J. Boldt

Well, we have a double hit, just because of the accounting rules.  The receivables that will be affected will relate to revenues in the first quarter, so you have to accrue for it.  At the same time, you potentially couldn’t

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

have any reduction in your interest expense because the payment might not be made until the beginning of April.  So, again, using the example that we decided to do it on the last day in March, we’d have the full bank interest for the quarter.  We’d also have the full discount that we’d have to record for the quarter, but we wouldn’t get that cash in until the first part of April.

J. Dauteuil

So this cash discount, you’re not getting paid on a services performed basis, a zero day basis.  You’re still getting a lag.

J. Boldt

A slight lag, yes, a couple of weeks.

J. Dauteuil

It’s only a couple of weeks.  Okay.  But you’re paying your people as you go, right?

J. Boldt

Yes.

J. Dauteuil

Okay.  All right.  What is the operating margin implied in your guidance for 2006?

J. Boldt

Okay.  Unfortunately, I’m probably going to give you a couple of

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

numbers.  If we could just use the midpoint of the guidance, it’ll make it a little easier.  When we make this change to this cash discount, which actually, there will be four quarters that affect it.  We’re effectively moving the interest expense up as a reduction of the operating profit, so it’s not comparable to what we had in the past.

J. Dauteuil

I mean to be fair, it’s probably more fair to look at what your post interest income is on an apples-to-apples basis, because the reality is if you have a customer that’s beating you up on terms, on DSOs, then that’s a real expense to doing business with that customer.

J. Boldt

Okay.  Let me give it you both ways.  The midpoint of the guidance, which would include the stock option expense and moving up the interest effectively as a reduction of revenues would be 1.8%.  My point really is that it’s just not comparable with the way that it’s been looked at before.

If you take out the non-cash equity, which obviously wasn’t in the previous year, that would be 2% at the midpoint.  If you move the interest expense back down below operating income, it would be 2.4%.  So it’s pretty much what a year ago, we anticipated that it would be, and it’s very similar, actually, in the first quarter. So if you look at our operating income on a comparable basis over three years in 2004, I believe it was

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

1.3%, 2005, it was 1.7%.  We’re projecting about 2.4% in 2006.  If you were to do net income--

R. Dauteuil

More on the pretax.

J. Boldt

Pretax?

R. Dauteuil

Pretax because that incorporates the--the customer is forcing you into debt, which has an interest expense attached to it that really is a cost of doing business with that customer.  Granted, you’re reversing that this year, but there’s the cost of taking a discount, giving them a discount to do business with them.  Then that gets reincorporated, I guess, back into the operating line.

But anyway, I’m not sure we’re getting that 100, I think last year, there was a comment made that early in the year related to this customer, that retention bonuses and transition costs were somewhere in the 90 to 110 basis point range.  That should have taken us up at least into the mid-twos and it doesn’t feel like-- I guess the one thing I’d take out is the stock option to make it apples-to-apples, and we’re not getting there.  It’s back to 2%.

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

J. Boldt

On a comparable basis, it’s the numbers I gave you.  If we didn’t use this cash option, this cash discount option, we’d have gone from 1.3 to 1.7 to 2.4 and, actually, all customers we carry some receivables for.  If, and I apologize, I didn’t actually have those numbers computed.  So if you go back, let’s say and do pretax income, which I think is what you were asking.

J. Dauteuil

Yes.

J. Boldt

In 2004, our pretax income margin would have been one percent.  In 2005, it’s 1.2%.  In 2006, it is 1.8% without the equity compensation at the midpoint.  Obviously, we’d be around 2% or so if you went to the high end of the range.

J. Dauteuil

With this new deal, where did DSOs come down to?

J. Boldt

Around 70 days.

J. Dauteuil

Seventy?  But that customer is only 14 days?

J. Boldt

Brenda is sitting next to me.  She said it actually works out to about 30.

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

Actually, it’s 45 because if you think about it, the month of March, for instance, you have 30 days for the month of March and then it would get paid 15 days later.  So it’s 45 days.

J. Dauteuil

Seventy is really 45?

J. Boldt

No, I’m sorry.  You said the one customer.  If you use the cash discount program and it’s payable 15 days after the end of a month, it effectively works out to 45 days DSO.

J. Dauteuil

Okay.  We can take this offline, too, but I guess I challenge you to go back and look at whether this is a good customer or not a good customer.  There are a lot of people out there that have determined that they are not a good customer.  You guys I think came out and said, “We have a different operating model and we can make it work.”

What I hear in your guidance, we’re going from $0.04 quarters to $0.05 quarters with this phenomenal top line growth.  It’s just not too impressive.  It sort of gets me back to I’m not sure that the kings of the world didn’t make the right move in firing that customer.

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J. Boldt

Let me address that.  The reason that we’re only going from, let’s say, a $0.04 to a $0.05, etc., a lot of it has to do, at least in 2005, with the fact that we had negative income taxes in 2004.  That really is the distortion.  There was a nickel or $0.06 of tax benefit year-to-year.

J. Dauteuil

I’m talking 2005 to 2006, Jim.

J. Boldt

It’s $0.03 to $0.05 then.  The first quarter of last year, we had $0.03 earnings per share.  That would be the comparison.

J. Dauteuil

Yes.  I sort of took your whole year and it looks like on balance and if you take out the stock options to make it comparable, it’s maybe a penny, maybe a little more than a penny a quarter better than what you reported last year.

J. Boldt

Well, if you look at the midpoint, though, it would be $0.21 versus $0.14, so it’s a 50% improvement in EPS.

J. Dauteuil

Is that the game?  We’re looking off pennies going to--so next year, if we’re looking at 2007, maybe if we add another penny on, that’s another 20%, so that’s a victory?

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

J. Boldt

A lot depends on what happens with the solutions side of the business.  We’re seeing a recovery in hotter solutions now.  If you look at most economists’ forecasts for 2006, they’re forecasting an increase in capital spending, primarily due to spending on technology.  We really are forecasting the market as it stands now.  If that happens, then obviously there would be a significant upside.

J. Dauteuil

Is there money to be made?  You’ve now transitioned your model to be good at growing the top line, but not the bottom line.

J. Boldt

You don’t consider a 50% improvement in the bottom line good, I guess.

J. Dauteuil

Well, let’s go back to when you last reported $300 million in revenue, Jim, and see what kind of money you made.

J. Boldt

It was significantly more.

J. Dauteuil

That’s what I’m talking about.  My guess is you have a whole lot of business that’s not very profitable, or maybe not profitable.

J. Boldt

I obviously differ and one of the advantages that I get to actually see all of

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 Host:  James Boldt

March 9, 2006/11:00 a.m. EST

the numbers.  We do segregate, certainly, the larger customers, so that we can see what they’re doing.

If you look at our aggregate numbers, though, and this is the pretax, so it includes the interest expense, etc., we did go from a one percent margin pretax to 1.2% to 1.8% in the middle of our guidance.  So it’s obvious that that was a significant part of the business.  We must be making more, not less money on it.

The last time that we made $300 million in revenue was 1994, I believe.  We made $0.27 per share then.  I believe in the 2000s, we also hit $300 million and we were pretty much break-even or maybe even a loss at that point.

J. Dauteuil

Down after the bubble?

J. Boldt

Pardon?

J. Dauteuil

You’re saying--

J. Boldt

This is down after, yes, after the bubble.

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J. Dauteuil

Just to give me a sense if you’re doing anything that’s profitable, the healthcare business, the U.K. healthcare, what kind of margins does that have?  You mentioned this $5 million run rate number.  I thought the opportunity was a bigger number than that.

J. Boldt

The $5 million run rate is just the run rate that we’re at the end of the first quarter.  We think that the opportunity is a multiple of that number.  The project started really to ramp up in the current quarter.  So in the fourth quarter of the year, the annual run rate would have been about $2 million.  The actual revenue in the first quarter will probably be about $3.5 million; but by the end of the quarter, we’ll be at about a $5 million run rate.  Then we expect it could be a multiple of that.

In our healthcare business overall, we should be able to achieve what we think is the long-term goal of a solutions business, which would be an operating income of 10%.  I would expect that we could achieve that in 2006, not some time out in the future.

J. Dauteuil

So I understand that the solutions part of the business in 2006, you expect to have a 10% operating margin.

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J. Boldt

For healthcare.

J. Dauteuil

For healthcare.

J. Boldt

Only our healthcare business.

J. Dauteuil

Okay.  Are the other solutions components, are they materially less than that?

J. Boldt

Yes, at the moment, they are because the demand in healthcare picked up really about two years ago and it’s been very strong the last couple of years.  The trends in healthcare, particularly the hospital side of it, have not mirrored the economy is all.

J. Dauteuil

And going back to this U.K. business, are you saying you have some staff-up expenses?  Are you having to offer the same kind of deals you offered with that significant customer in the United States, incentives?

J. Boldt

No.  On the staffing side of the business, everything is volume based.  So we’re not going to have $100 million worth of business in the U.K., so the pricing would be different, obviously.  There are not any technical people

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 Host:  James Boldt

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in the U.K. who are trained up on U.S. technical packages.  We have sent some people and will continue to send some people over that have expertise in … etc. to do project management.  But we have to not only hire people in the U.K. in order to work on the project, we also have to train them in the package.  So there’s a training cost associated with every person that we hire for this project in the U.K.

The ramp-up of the project will probably be fairly quickly.  We have determined in the long-term, we’re better off to use partial external recruiting, which is much more expensive for us.  Between the external recruiting and the fact that the individuals have to be trained on the packages in the first half of the year, it offsets the direct profit that we’re getting.

J. Dauteuil

Is the belief that after that, it’s nicely profitable?

J. Boldt

Yes.

J. Dauteuil

So you actually have a return on it?

J. Boldt

Yes.  Second half of the year will look every different than the first half of

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the year because by that point time, you’ll have enough people that it’ll offset the people you’re bringing on and the people you’re training.

J. Dauteuil

Okay.  Let me let others ask questions and I’ll get back in queue.  Thanks.

Moderator

Okay.  Thank you.  We have a question from Benning & Scattergood from the line of Bill Sutherland.  Please go ahead.

B. Sutherland

Just to maybe shed a little more light on the discussion you and Rick were having about the model back in the last time you were, I think it was 1995 when you guys were going to do revenue about like what you’re talking about for 2006 and the operating margin was 3.8%.

J. Boldt

Right.

B. Sutherland

And then the following year, I guess this should give us hope, revenue went to $365 million and you did a 5.1% operating margin.  So, and actually, that kind of leads into a question I had on one aspect on margin, of course, is recruiter turnover and productivity.  How’s that looking and where’s that headed?

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J. Boldt

Our productivity, actually, is increasing.  It increased in 2005 per recruiter and the reason is that we’re installing and we’re still doing some tweaking on it, a new recruiting system that is far more automated in terms of looking at resumes and being able to sort them in a priority queue.  So a lot of the work that the recruiter used to have to do was now being done by the system.  So the productivity definitely went up last year.  I suspect it’ll continue to go up this year because we’re continuing to do some reengineering to make sure everyone is properly trained.

B. Sutherland

So it’s fully installed, but not completely utilized.

J. Boldt

Yes.  People are using it, but they’re not using it to the full extent.  We put everybody through training and some people tend to go back to their old habits.  So we have to go back and kind of retrain them on the new way to do things.

B. Sutherland

What kind of gain did you get in percentage terms?

J. Boldt

Our average hire per recruiter, it had to go up by at least 30% the last time.  I know it was pretty significant.

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B. Sutherland

There must have been an offset to that.  We would have seen more margin improvement, right?

J. Boldt

Well, we have a shift in our business overall.  We were about 55% staffing and 45% solutions going into the year.  At the end of the year, we were more 72%/28%.  So that’s offsetting the-- if you look at the reports I look at, which is by business unit, you’d see it.  But then when you put the business units together, the product mix shift, if you will, offsets them.

B. Sutherland

So in other words, with exiting 2004, you were 55%/45%.

J. Boldt

Yes, and the fourth quarter at least was 72%/28%.  Actually, the year was 71%/29%.

B. Sutherland

And remind us again, the inherent sort of profitability metrics of staffing versus solutions, I mean broadly speaking.

J. Boldt

When the market fully recovers, we think that staffing will continue to be an aggregate around 5% and solutions should be at least 10%.  With certain of our businesses now, even in solutions, we can prove or we know that the operating margin can run 10%.

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 Host:  James Boldt

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One factor that is going a little bit against us is the fact that when you look at staffing overall, it has some large volume staffing and some flex staffing, one or two people, which is a much higher profitability level.  Obviously, the volume staffing has a lower profitability level.  Our mix of large volume to small volume has changed from what it was a couple of years ago.  So long-term, I’m thinking that we’ll probably be more 3.5% to 4% on the staffing side of the business than 5%.

We still see our long-term, once the solutions side of the business comes back, which is really a key and we are starting to see that in certain niches now, that we should be able to get up to 6.5% to 7% operating margins.

B. Sutherland

Well, that will require you to be at least 50/50.

J. Boldt

That’s right.  That’s our long-term goal, by the way, to get back to 50/50.

B. Sutherland

Yes, and then, of course, the other thing that was notable about 2005 was your head count growth outstripped revenue.  Again, that’s the mix.

J. Boldt

It’s the mix.  On the solutions side of the business, a technical staff person on average may bill $200,00 a year.  It’s less than $100,000 on the staffing

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side.  So the average comes out to about 100, actually, but it’s really the mix.  We took on more staffing, which is a much lower bill rate per person.

B. Sutherland

Okay.  I think we’ve covered everything.  I’ll hop back on.  Oh, I know what it was.  Did you give us constant currency, the growth in revenue adjusted for currency?

J. Boldt

For the European operations, actually, for the year, it’s about the same, but the reported is about 11.2% or 11.3%.  Constant currency would have been about 11.5%.  For the fourth quarter, it’s very different.  It’s 2% if it was reported and it would have been 11% if the currencies had been constant.

Moderator

We have a question again from Columbia Management from Rick.  Please go ahead.

R. Dauteuil

Just a follow-up.  If you look at 2005, was there any growth ex-IBM?

J. Boldt

Yes.  That’s actually an excellent point.  For the year, if you took IBM out and said we didn’t have it all, the revenues would have grown about 2.4%.

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But it’s very different in the beginning and the end of the year.  If you looked at the fourth quarter, the non-IBM business would have grown 7%.  That’s really being constrained by the currency fluctuations.  If you take the currency fluctuations out, the non-IBM business would have grown 9% in the fourth quarter versus the previous year.  That’s one of the reasons that we feel comfortable giving out a revenue increase in the 13% to 16% range because we’re now starting to see the rest of the business, including some of the solutions, start to grow again.

R. Dauteuil

Talk about general trends and bill rates and pay rates ex that, ex-IBM.

J. Boldt

Ex-IBM on the staffing side of the business in general, bill rates are flat, not increasing or decreasing.  However, in certain cities now, you’re starting to see shortages, particularly of some of the hotter skills.  Larger city if you’re looking for .NET people or IBM WebSphere people, you’re going to pay them whatever they want because you just can’t get enough qualified candidates.

On the solutions side of the business, there are increases in certain of the areas.  Information security, for instance, there is a relative shortage of information security people and even in the healthcare area.  Some of the

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packages, there are shortages occurring and there has been some movement in pricing.  So for the first time really since probably 1998, we’re actually starting to see some movement in the hotter skills of bill price.

R. Dauteuil

What about the pay?  I assume to the extent on the hotter services, you’re seeing some movement on bill rates, you’re giving it away on pay rates.

J. Boldt

We’re increasing it, but if you do the math for us having, as long as you’re increasing the bill rate and the pay rate the same, we’re actually better off.

R. Dauteuil

Do you have anything like that in your guidance for this year?  What are you looking for on bill rate increases on your solutions side?  What have you modeled in there?

J. Boldt

Actually, when we built the plan, it was pretty much flat on both.

R. Dauteuil

Okay.  You think you’ll probably get just flat on the staffing overall.

J. Boldt

I think it’s kind of surprising.  The supply and demand in many cities is starting to come back into synch on all skills.  So I think that flat would

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probably be the most probable.  On the solutions side, I think in the hotter skills that if the solutions business is coming back and as I said, I think that it is, I think you’re going to see some bill rate increases again. It’s been five or six years.  It’s certainly overdue.

R. Dauteuil

In your guidance, what have you modeled for IBM?  Is it the same percentage as Q4, or is it a declining percentage?

J. Boldt

No.  Actually, for the guidance, we pretty much assumed that IBM would stay as a same percentage of revenue off of the entire year.  We actually believe, and a lot of this has to do with the NHS, but the solutions business will actually grow faster than the IBM business in the second half of the year.

R. Dauteuil

Separate subject, the buyback price in Q4, do you have that handy?

J. Boldt

Sure.  The average buyback price was in the fourth quarter was $3.76.  For the year, it was $3.70.  The highest that we paid was in the fourth quarter.  It was $4.08.

R. Dauteuil

And when your blackout period ends Monday?

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J. Boldt

Actually, tomorrow.  We have not been able to buy any stock back this year so far.  We really stop buying stock back at the end of last year.

Moderator

The next question is from the line of David Lane from Bear Stearns.  Please go ahead.

D. Lane

Yes, hello.  I just had a quick question.  U.S. IT staffing, do you think it’s going to be flat in 2006.  Did I hear that?

J. Boldt

The bill rates.

D. Lane

The bill rates will be flat.  What do you think that your growth in U.S. IT staffing will be in 2006?

J. Boldt

It’s probably going to be around the midpoint of our guidance, so probably 14% or 15%.

Moderator

There are no further questions in queue at this time.

J. Boldt

I’d like to thank you for your continued support and for joining us this morning.  Have a great day.

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Moderator

Ladies and gentlemen, this conference will be available for replay beginning 12:45 p.m. today through midnight on March 12th.  You can access the AT&T Replay System by dialing 1-800-475-6701.  International participants can dial, (320) 365-3844 and enter the access code 816207.

That does conclude our conference for today.  Thank you for your participation and for using AT&T’s Executive Teleconference.  You may now disconnect.